EXHIBIT 10.80

MASTER TRANSACTION AGREEMENT

among

AVATAR PROPERTIES INC.
(the “Purchaser”)

TERRA WEST COMMUNITIES LLC

JEN JCH, LLC

JOSEPH CARL MULAC III

STEPHEN ADAMS

SUN TERRA COMMUNITIES LLC

(collectively, the “Sellers”)

and

AVATAR HOLDINGS INC.
(solely for purposes of Sections 2.2, 2.3(d), 3.2, and 9.1 and Articles VIII and X hereof)

and

JEN PARTNERS LLC
(solely for the purposes of Sections 2.2, 7.5, 7.6, and 9.2 and Article X hereof)
__________________

Dated as of October 25, 2010
__________________

MASTER TRANSACTION AGREEMENT

MASTER TRANSACTION AGREEMENT (the “Agreement”), dated as of October 25, 2010, among Avatar Properties Inc. (“Purchaser”), Terra West Communities LLC, a Delaware limited liability company (“Terra West”), JEN JCH, LLC, a Delaware limited liability company (“JEN JCH”), Joseph Carl Mulac III (“JCM”), Stephen Adams (“SA”), and Sun Terra Communities LLC, a Delaware limited liability company (“Sun Terra” and, collectively with Terra West, JEN JCH, JCM and SA, “Sellers”), solely for purposes of Sections 2.2, 2.3(d), 3.2, and 9.1 and Articles VIII and X hereof, Avatar Holdings Inc. (“Holdings”), and, solely for purposes of Sections 2.2, 7.5, 7.6, and 9.2 and Article X hereof, JEN Partners LLC (“JEN Partners”).

RECITALS

WHEREAS, Terra West is the sole member of JCH Estrella, LLC, an Arizona limited liability company (“JCH Estrella”), which owns the real property located in Maricopa County, Arizona defined herein as the “CantaMia Phase 1 Estrella Land” and holds certain option rights to the CantaMia Phase 2 and Phase 3 Land.

WHEREAS, JEN JCH, JCM and SA are the sole members of JCH Group, LLC, a Delaware limited liability company (“JCH Group”), which is the sole member, directly or indirectly, of each of Joseph Carl Homes, LLC, an Arizona limited liability company (“JCH AZ”), Joseph Carl Homes, LLC, a Nevada limited liability company (“JCH NV”), JCH Construction, LLC, an Arizona limited liability company (“Construction AZ”), JCH Construction, LLC, a Nevada limited liability company (“Construction NV”), JCH Denali, LLC, a Nevada limited liability company (“Denali”), JEN Arizona Acquisitions 2, LLC, a Delaware limited liability company (“JEN AZ”), and PV Landbank, LLC, an Arizona limited liability company (“PV Landbank”).

WHEREAS, Sun Terra is the sole member of JEN Florida II, LLC, a Delaware limited liability company (the “Sharpe Entity”), which owns certain rights to the real property located in Orange County, Florida defined herein as the “Sharpe Land.”

WHEREAS, JEN AZ owns and holds rights to the real property located in Maricopa County, Arizona defined herein as the “PV-Golf Land.”

WHEREAS, PV Landbank owns and holds rights to the real property located in Maricopa County, Arizona defined herein as the “PV-Sereno Land.”

WHEREAS, JCH AZ is the sole member of JEN AZ and PV Landbank and owns and holds rights to the real property defined herein as the “CantaMia Phase 1 JCH AZ Land,” the “Arboleda Ranch Land” and the “Blossom Hills Land.”

WHEREAS, Purchaser desires to acquire 100% of the ownership interests in each of the Purchased Parents for the purpose of obtaining control of the Properties and the Purchased Entity Assets, and Sellers desire to sell, transfer and assign to Purchaser all of their rights, title and interest in and to all of the membership interests in the Purchased Parents, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, each of the parties hereto hereby agrees as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION; USAGE

Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in Annex I, which also sets forth rules of construction and usage that shall be applicable herein.

ARTICLE II

TRANSACTIONS

2.1            Transactions.

(a)            In contemplation of the execution of this Agreement and the consummation of the Transactions, JCH AZ acquired all of the outstanding membership interests of JEN AZ and PV Landbank. The consummation of the transfers contemplated by this Section 2.1 is an essential part of the agreements set forth herein, and are made to induce Purchaser to enter into this Agreement.

(b)            At the Closing, each Seller shall and hereby does sell to Purchaser, free and clear of any and all Liens (other than any restrictions on or relating to the transfer thereof under the Securities Act, the Exchange Act or such other state, federal, local or foreign securities laws (collectively, the “Securities Law Restrictions”)), and Purchaser shall and hereby does purchase from each Seller, the Interests set forth opposite such Seller’s name on Schedule 2.1(b), including all of such Seller’s rights in and to the assets, distributions, profits and losses of the Purchased Parents with respect to such Interests (the “Transactions”).

2.2            Operative Documents. In connection with the consummation of the Transactions, each of the following documents and agreements (all of which are material to the consummation of the Transactions) (collectively, the “Operative Documents”) shall be executed and delivered to each of the parties thereto:

(a)            Notes. At the Closing, Purchaser shall execute and deliver two promissory notes of Purchaser, each in an aggregate principal amount of $6 million, in the forms of Exhibits A-1 and A-2 attached hereto (the “Notes”), together with a guarantee of such obligations from Holdings in the form of Exhibit A-3 (the “Holdings Guarantee”).

(b)            Earnout Agreement. At the Closing, Holdings, Purchaser and each of the other parties thereto shall enter into an earnout agreement in the form of Exhibit B attached hereto (the “Earnout Agreement”).

(c)            Independent Contractor Agreements. At the Closing, Purchaser and the Independent Land Developers shall enter into the independent contractor agreements in the forms of Exhibit C-1 and C-2 attached hereto (the “Independent Contractor Agreements”).

(d)            Employment Agreement. At the Closing, Purchaser and JCM shall enter into an employment agreement in the form of Exhibit D attached hereto (the “Employment Agreement”), and each of the Services Agreement dated April 30, 2009 between JCH Group, LLC and JCM, as amended, the Services Agreement dated April 30, 2009 between JCH Group, LLC and SA, the acknowledgment letter dated March 26, 2009 from JEN Partners to Melissa Jones and the acknowledgement letter dated March 26, 2009 from JEN Partners to Dennis Palmer, and any other written agreements relating to such Persons’ employment shall be terminated.

(e)            Lockup Agreement. At the Closing, Jen Partners shall cause JEN I and JEN Res to execute and deliver, and Holdings shall execute and deliver, the voting, standstill and lockup agreement in the form of Exhibit E attached hereto.

(f)            Registration Rights Agreement. At the Closing, JEN Partners shall cause JEN I and JEN Res to execute and deliver, and Holdings shall execute and deliver, the registration rights agreement in the form of Exhibit F attached hereto.

(g)            Assignment of Membership Interests. At the Closing, each of the Sellers and Purchaser shall execute and deliver an assignment of membership interests for the transfer of the Interests owned by each such Seller (as reflected in Schedule 2.1(b)), in the form of Exhibit G-1 through G-3 attached hereto (the “Interest Transfer Agreements”); provided that in lieu of the foregoing, with respect to each Seller holding Interests that are certificated, such Seller shall deliver to Purchaser such certificated Interests; together with membership interest powers in form reasonably satisfactory to Purchaser, with all transfer Tax stamps affixed, duly endorsed by such Seller in blank for transfer.

2.3            Additional Sellers’ Closing Deliveries. In furtherance of the transactions contemplated by the Operative Documents, Sellers shall take the following actions or deliver the following additional deliverables on or prior to the Closing Date:

(a)            Payment of Indebtedness and Release of Liens. (i) Sellers shall cause all of the Indebtedness of the Purchased Entities (other than the Indebtedness described on Schedule 2.3(a)), to be paid in full and all of the Liens with respect to any such Indebtedness (other than Liens with respect to Indebtedness described on Schedule 2.3(a) or that are Permitted Exceptions), to be released, and (ii) Sellers shall deliver letters evidencing the payment in full of such Indebtedness and the release of such Liens.

(b)            Consent and Notice Letters. Sellers shall deliver the consents required for the consummation of the Transactions and evidence of the notices given as described in Schedule 4.3 and Schedule 5.3.

(c)            Certificates of Good Standing. Sellers shall deliver certificates of good standing for each of the Purchased Entities issued by the applicable State agency within three Business Days prior to the Closing Date.

(d)            Releases.

(i)                Holdings shall assume all of JCH Estrella’s obligations under the Letter of Understanding dated April 28, 2010 between JCH Estrella and Jane Leibowitz relating to the irrevocable Standby Letter of Credit No. S202939 with Bank of America issued to JCH Estrella on April 26, 2010.

(ii)               Sellers shall have received from Mutual of Omaha a release of JEN Partners and JCM from all guaranties entered into in connection with the loan from Mutual of Omaha described in Schedule 2.3(a) in the amount of $3 million.

(e)            Closing Statement. The parties shall agree on a closing settlement statement with regard to the Cash Consideration.

(f)            Sharpe Property Matters.

(i)                Sellers shall cause the Sharpe Entity to execute and deliver to First American Title Insurance Company (the “Title Company”) an affidavit stating that it is in sole and exclusive possession of the Sharpe Land and attesting to the absence of any mechanic’s, materialmen or other liens or potential liens (if there are no such liens) with respect to the Sharpe Land.

(ii)               Sellers shall cause the Sharpe Entity to provide the Title Company with a gap affidavit in form reasonably acceptable to the Title Company to permit the Title Company to insure against any Subsequent Adverse Title Matters and in accordance with the requirements of Section 627.7841 of the Florida Statutes.

(iii)              The Title Company shall be unconditionally committed to issue to the Sharpe Entity a title insurance policy insuring the Sharpe Land and any Subsequent Adverse Title Matters, in an amount to be solely determined by Purchaser, subject only to commercially reasonable exceptions.

(iv)             Within 30 days following the public announcement by Purchaser of the Transactions, Sellers shall deliver to Purchaser a copy of the unanimous consent of the members of Reams Road Construction Group, LLC pursuant to the operating agreement of such entity consenting to the “Indirect Transfer” (as defined in the operating agreement of such entity) by the Sharpe Entity of its membership interests in such entity in connection with the consummation of the Transactions.

(v)              Within 45 days following the public announcement by Purchaser of the Transactions, Sellers shall deliver to Purchaser a copy of a binding agreement with RA Investment Holdings, Inc. and Grant-Allan Enterprises, Inc. allocating development density rights to the Sharpe Entity, within Parcel 2 of the Land Use Plan for the Lake Reams Neighborhood Planned Development, of 155 residential dwelling units.

(vi)             Sellers shall cause Richard Jerman, John Kraynick and Jennifer Jerman to resign as directors and officers of Windermere Trails Homeowners Association, Inc., a Florida corporation not-for-profit, and shall replace them with individuals designated by Purchaser.

(g)            CantaMia Property Matters.

(i)                Sellers shall cause JCH Estrella to execute and deliver to the Title Company a letter in the form previously agreed to with the Title Company stating that JCH Estrella is in sole and exclusive possession of the CantaMia Phase 1 Estrella Land and attesting to the absence of any mechanic’s, materialmen or other liens (other than preliminary twenty day notices given by contractors during work at the Properties) with respect to the CantaMia Phase 1 JCH Estrella Land.

(ii)               Sellers shall cause JCH AZ to execute and deliver to the Title Company a letter in the form previously agreed to with the Title Company stating that JCH AZ is in the sole and exclusive possession of the CantaMia Phase 1 JCH AZ Land and attesting to the absence of any mechanic’s, materialmen or other liens (other than preliminary twenty day notices given by contractors during work at the Properties) with respect to the CantaMia Phase 1 AZ Land.

(iii)              The Title Company shall be unconditionally committed to issue to JCH Estrella a title insurance policy as of Closing insuring the CantaMia Phase 1 Estrella Land, the Newland Option Contract and any Subsequent Adverse Title Matters, in an amount to be solely determined by Purchaser, subject only to commercially reasonable exceptions.

(iv)              The Title Company shall be unconditionally committed to issue to JCH AZ a title insurance policy as of Closing insuring the CantaMia Phase 1 JCH AZ Land, the Rolling Option Agreement between JCH Estrella and JCH AZ dated January 19, 2010, and any Subsequent Adverse Title Matters, in an amount to be solely determined by Purchaser, subject only to commercially reasonable exceptions.

(v)              Sellers shall deliver to Purchaser a duly executed consent and estoppel certificate from Mutual of Omaha Bank in the form of Exhibit I attached hereto (the “Omaha Estoppel”).

(vi)             Sellers shall cause Melisa Boross to be elected as Vice President of the CantaMia at Estrella Community Association, Inc., an Arizona nonprofit corporation, and all actions taken prior to the Closing Date to be ratified by the board of directors of the CantaMia at Estrella Community Association, Inc.

(h)            Arboleda Ranch Property Matters.

(i)                Sellers shall cause JCH AZ to execute and deliver to the Title Company a letter in the form previously agreed to with the Title Company stating that JCH AZ is in sole and exclusive possession of the Arboleda Ranch Land and attesting to the absence of any mechanic’s, materialmen or other liens (other than preliminary twenty day notices given by contractors during work at the Properties) with respect to the Arboleda Ranch Land.

(ii)               The Title Company shall be unconditionally committed to issue to JCH AZ a title insurance policy as of Closing insuring the Arboleda Ranch Land, the Arboleda Option and any Subsequent Adverse Title Matters, in an amount to be solely determined by Purchaser, subject only to commercially reasonable exceptions.

(iii)              Sellers shall cause Melisa Boross to be elected as Vice President of the Arboleda Ranch Homeowners’ Association, an Arizona nonprofit corporation, and all actions taken prior to the Closing Date to be ratified by the board of directors of the Arboleda Ranch Homeowners’ Association.

(i)            Blossom Hills Property Matters.

(i)                Sellers shall cause JCH AZ to execute and deliver to the Title Company a letter in the form previously agreed to with the Title Company stating that JCH AZ is in sole and exclusive possession of the Blossom Hills Land and attesting to the absence of any mechanic’s, materialmen or other liens (other than preliminary twenty day notices given by contractors during work at the Properties) with respect to the Blossom Hills Land.

(ii)               The Title Company shall be unconditionally committed to issue to the JCH AZ a title insurance policy as of Closing insuring the Blossom Hills Land and any Subsequent Adverse Title Matters, in an amount to be solely determined by Purchaser, subject only to commercially reasonable exceptions.

(j)            PV-Sereno Property Matters.

(i)                Sellers shall cause JCH Group to execute and deliver to the Title Company a letter in the form previously agreed to with the Title Company stating that JCH AZ is in sole and exclusive possession of the PV-Sereno Land and attesting to the absence of any mechanic’s, materialmen or other liens (other than preliminary twenty day notices given by contractors during work at the Properties) with respect to the PV-Sereno Land.

(ii)               The Title Company shall be unconditionally committed to issue to JCH AZ a title insurance policy for the PV-Sereno Land, the PV-Sereno Option Agreement and any Subsequent Adverse Title Matters, in an amount to be solely determined by Purchaser, subject only to commercially reasonable exceptions.

(k)            PV-Golf Property Matters.

(i)                Sellers shall cause JCH Group to execute and deliver to the Title Company a letter in the form previously agreed to with the Title Company stating that JCH AZ is in sole and exclusive possession of the PV-Golf Land and attesting to the absence of any mechanic’s, materialmen or other liens (other than preliminary twenty day notices given by contractors during work at the Properties) with respect to the PV-Golf Land.

(ii)               The Title Company shall be unconditionally committed to issue to JCH AZ a title insurance policy for the PV-Golf Land and any Subsequent Adverse Title Matters, in an amount to be solely determined by Purchaser, subject only to commercially reasonable exceptions.

2.4            Powers of Attorney; Bank Accounts.

(a)            Sellers shall cause to be prepared and provided to Purchaser at the Closing a schedule setting forth a list, as of the Closing, of the names and addresses of all Persons holding a power-of-attorney on behalf of any Purchased Entity and all deposits and accounts, including impound accounts and principal and interest accounts, lockboxes and safe-deposit boxes maintained by the Purchased Entities (the “Bank Accounts”), the account or box numbers thereof, the names and addresses of all banks or other financial institutions in which any of the Purchased Entities has any such Bank Accounts, with the names of all Persons authorized to draw on Bank Accounts or to have access to such Bank Accounts.

(b)            Sellers shall, on the Closing Date, take all steps necessary to remove all Persons who are signatories or holders of powers-of-attorney in respect of any Bank Accounts who are not employees of a Purchased Entity or Independent Land Developers from the list of such authorized signatories and holders and otherwise extinguish their signing authority with respect to such Bank Accounts; provided that Purchaser has timely delivered to Sellers the names of any Persons to replace such authorized signatories and any information requested by the applicable bank with respect to such Persons. After the Closing Date, the parties to the Bank Account Side Letter shall take the actions described therein.

2.5            Other Seller Closing Deliveries. Sellers shall deliver or cause to be delivered to the Purchaser (i) such other appropriately executed instruments of sale, assignment, transfer and conveyance (in addition to the Interest Transfer Agreements) as may be necessary to evidence and effect the transfers contemplated by or in connection with the Transactions (it being understood, however, that such instrument shall not require any Sellers or any other Person to make any additional representations, warranties, covenants or agreements, express or implied, not expressly set forth in this Agreement), (ii) certified copies of resolutions duly adopted by the board of directors or other governing body of each applicable Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, as applicable, (iii) a certificate of the Secretary, Assistant Secretary or such other authorized person of each applicable Seller as to the incumbency of the authorized signatory or signatories of such Seller (who shall not be such Secretary, Assistant Secretary or other authorized signatory with respect to any of the Operative Documents) executing this Agreement or any ancillary agreement, as applicable, (iv) an affidavit of non-foreign status in the form attached hereto as Exhibit J (in the case of an individual Seller) or the form attached hereto as Exhibit K (in the case of a non-individual Seller), as appropriate, and (v) the IP Side Letter.

2.6            Additional Purchaser’s Closing Deliveries. In furtherance of the transactions contemplated by the Operative Documents, Purchaser shall deliver or cause to be delivered to the Seller Representative the following additional deliveries on or prior to the Closing Date: (i) certified copies of resolutions duly adopted by the board of directors or other governing body of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, as applicable, (ii) a certificate of the Secretary, Assistant Secretary or such other authorized person of the Purchaser as to the incumbency of the officer(s) of Purchaser (who shall not be such Secretary, Assistant Secretary or other authorized person) executing this Agreement or any ancillary agreement, as applicable, (iii) a short-form certificate of good standing of Purchaser, certified by an appropriate government official of the applicable jurisdiction of organization as of a date not more than three Business Days prior to the Closing Date.

2.7            Books and Records. At the Closing, Sellers shall deliver to Purchaser (i) complete copies of the minute books of each of the Purchased Entities and (ii) an electronic copy of the materials contained in the online data room establish by JEN Partners as further described in the definition of “Document Vault.” Within five days following the Closing Date, Sellers shall deliver to Purchaser all of the following documents, to the extent Sellers are in possession of same, provided that any such documents shall be deemed to have been delivered to the extent complete copies thereof are contained in the Document Vault as of the Closing Date: (a) copies of all books and records of the Purchased Entities (including complete and correct copies of the organizational documents of each Purchased Entity), financial statements (audited or unaudited) of the Purchased Entities and Tax Returns of any type or nature filed by the Purchased Entities and (b) any and all surveys, engineering, soil or environmental studies or other studies of any type or nature with respect to the Properties made by Sellers, the Purchased Entities, or in the possession or control of any of them.

ARTICLE III

CLOSING; PURCHASE PRICE

3.1            Closing. Upon the terms and subject to the conditions set forth herein, the consummation of the Transactions (the “Closing”) shall take place on the date hereof, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York New York 10153 (or at such other place as the parties may mutually designate in writing). (The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”).

3.2            Purchase Price.

(a)            Purchase of Interests; Payment to Sellers. As consideration for the transfer of Sellers’ Interests, Purchaser shall pay to Sellers US $62 million, consisting of (A) US $30 million in cash plus an amount in cash equal to the Adjustment Amount (if the Adjustment Amount is positive) or minus an amount of cash equal to the Adjustment Amount (if the Adjustment Amount is negative), as the case may be, as determined under Section 3.3 (collectively, the “Cash Consideration”), (B) the Notes, and (C) the issuance by Holdings to Sellers of 1,050,572 shares of common stock of Holdings (the “Shares” and, together with the Cash Consideration and the Notes, the “Purchase Price”).

(b)            Cash Consideration. At the Closing, Purchaser shall pay the Cash Consideration (determined in accordance with Section 3.3(a)) to Sellers by wire transfer of immediately available funds into an account or accounts designated in writing by JEN JCH to Purchaser.

(c)            Issuance of Holdings Common Stock to Sellers. At the Closing, Holdings shall issue to JEN I, L.P. (“JEN I”) and JEN Residential LP (“JEN Res”), all of the Shares, for the benefit of the Sellers hereunder, as directed by the Sellers’ Representative.

(d)            Notes. At the Closing, Purchaser shall issue to JEN I and JEN Res, for the benefit of the Sellers hereunder, the Notes as directed by the Sellers’ Representative.

3.3            Adjustment Amount.

(a)            For purposes of determining the Cash Consideration paid at the Closing, the “Adjustment Amount” is US $3,292,480.58, representing Sellers’ calculation of the following (which may be negative): (i) all investments and capital contributions made by or on behalf of the Sellers in the Purchased Entities or their businesses or operations during the period commencing August 1, 2010 and ending on the Closing Date, minus (ii) all dividends or other distributions declared or paid by the Purchased Entities to any of their respective equity holders during the period commencing August 1, 2010 and ending on the Closing Date, plus (iii) $0.00 (Purchaser’s share of any Prorated Taxes paid prior to the Closing Date, as further detailed in Schedule 3.3(a)), minus (iv) $324,935.17 (Sellers’ share of any Prorated Taxes not paid as of July 31, 2010, as further detailed in Schedule 3.3(a)). Schedule 3.3(a) sets forth Sellers’ summary of the date and amount of each investment, capital contribution, dividend, distribution and Prorated Tax proration.

(b)            Purchaser may, within 60 days after the Closing Date, deliver a notice to Sellers indicating its disagreement with the Adjustment Amount. Any such notice must be in writing and detail Purchaser’s calculation of the Adjustment Amount and specify each item set forth (or excluded from) Schedule 3.3(a) as to which it disagrees. Purchaser shall be deemed to have agreed with all other items and amounts set forth on Schedule 3.3(a) not expressly disputed in the written notice. If no notice of disagreement is delivered within 60 days after the Closing Date, Purchaser shall be deemed to have agreed with all items and amounts relating to Sellers’ calculation of the Adjustment Amount.

(c)            If a notice of disagreement is duly delivered pursuant to Section 3.3(b), Purchaser and Sellers shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If following such period, Purchaser and Sellers are unable to reach an agreement, they shall promptly thereafter engage Margolin, Winer & Evens LLP as the independent accountant mutually agreed upon by Purchaser and Sellers (the “Independent Accountant”) to review this Agreement and the disputed items or amounts with respect to the calculation of the Adjustment Amount and to calculate the final Adjustment Amount. In making such calculation, the Independent Accountant shall consider only those items or amounts disputed in the written notice delivered in accordance with Section 3.3(b). Any determination by the Independent Accountant shall be final and binding upon Purchaser and Sellers. The fees, costs and expenses of the Independent Accountant shall be shared equally by Purchaser and Sellers.

(d)            If, following the application of Sections 3.3(b) and 3.3(c), the Adjustment Amount is determined to be less than the amount set forth in Section 3.3(a), Sellers shall pay the amount of such difference to Purchaser within 15 days after such determination.

3.4            Allocation of Purchase Price. As soon as practicable following the Closing Date but in no event later than 120 days thereafter, Purchaser shall deliver to Sellers’ Representative a schedule (the “Allocation Schedule”) allocating the Purchase Price (together with all other amounts treated as consideration for U.S. federal income tax purposes) among the Purchased Entity Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser shall prepare and deliver to Sellers’ Representative from time to time revised copies of the Allocation Schedule (the “Revised Allocation Schedules”) so as to report any matters on the Allocation Schedule that need updating (including for adjustments to the Purchase Price, if any, or to conform to adjustments to Purchaser’s audited financial statements). The Allocation Schedule and each Revised Allocation Schedule shall be subject to a dispute mechanism comparable to the procedure described in Section 3.3 hereof (provided that Sellers’ Representative must provide any objection to the Allocation Schedule or a Revised Allocation Schedule within 30 days of receipt thereof). Except to the extent otherwise required by Law, each party hereto shall prepare and file all Tax Returns and other statements in a manner consistent with the Allocation Schedule (or the most recent Revised Allocation Schedule, as applicable) and shall not make any materially inconsistent statement or adjustment on any Tax Returns or otherwise during the course of an audit, investigation or other dispute with any Taxing Authority or otherwise.

3.5            Closing Costs. All recording fees and other closing costs shall be paid by Purchaser.

3.6            Closing Deliveries. Purchaser acknowledges and agrees that the payment of the Cash Consideration on the Closing Date will be conclusive evidence that all conditions precedent to the Closing and all other closing deliverables required to be met or delivered prior to Closing have been met, received or satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Purchaser that:

4.1            Organization and Good Standing. Each Seller that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease, develop, sell and operate its Assets and to carry on its business as now conducted. Each Seller that is an entity is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. The Operating Agreements are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions. No Seller has received any notice that it is in breach of any Operating Agreement or that any member intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Operating Agreement.

4.2            Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity or has otherwise been given a legally valid and binding consent to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the Transactions (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. Each Seller has taken all necessary corporate, limited liability company or other action to authorize the execution, delivery and performance of this Agreement and each of the Seller Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Purchaser) each of this Agreement and the Seller Documents constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).

4.3            Conflicts; Consents of Third Parties.

(a)            Except as set forth on Schedule 4.3, none of the execution and delivery by each Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation or organization or bylaws, partnership agreement or operating agreement of any Seller that is an entity, (ii) any Contract or Permit to which any Seller is a party or by which any of the Assets of such Seller are bound, (iii) any Order of any Governmental Body applicable to such Seller or by which any of the Assets of such Seller are bound, or (iv) any applicable Law.

(b)            Except as set forth on Schedule 4.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the Transactions.

4.4            Ownership and Transfer of Interests. Each Seller is the record and beneficial owner of the Interests indicated as being owned by such Seller on Schedule 2.1(b), free and clear of any and all Liens other than any Securities Law Restrictions. As of immediately prior to Closing, such Seller has the power and authority to sell, transfer, assign and deliver such Interests as provided in this Agreement and such delivery will convey to Purchaser good and valid title to such Interests, free and clear of any and all Liens other than any Securities Law Restrictions.

4.5            Litigation. Except as set forth in Schedule 4.5, there is no Legal Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby.

4.6            Financial Advisors. Except as set forth on Schedule 4.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
RELATING TO THE PURCHASED ENTITIES

Each Seller hereby represents and warrants to Purchaser that:

5.1            Organization and Good Standing. Each Purchased Entity is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, lease, develop, sell and operate its Assets and to carry on its business as now conducted. Each Purchased Entity is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2            Authorization of Agreement. Each Purchased Entity has all requisite power, authority and legal capacity or has otherwise been given a legally valid and binding consent to execute and deliver each agreement, document, or instrument or certificate contemplated by this Agreement to be executed by it in connection with the Transactions (the “Company Documents”), to perform its obligations thereunder and to consummate the transactions contemplated thereby. Each of the Purchased Entities has taken all necessary corporate, limited liability company or other action to authorize the execution, delivery and performance of each of the Company Documents to which such Purchased Entity is a party, and the consummation of the transactions contemplated thereby. Each of the Company Documents is duly and validly executed and delivered by each Purchased Entity party thereto and (assuming due authorization, execution and delivery by the counterparties thereto, as applicable) each of the Company Documents constitute legal, valid and binding obligations of each Purchased Entity party thereto, enforceable against them in accordance with their respective terms, subject to the General Enforceability Exceptions.

5.3            Conflicts; Consents of Third Parties.

(a)            Except as set forth in Schedule 5.3, none of the execution and delivery by any Purchased Entity of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Purchased Entity with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Purchased Entity to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than Permitted Exceptions) upon any of the Purchased Entity Assets under, any provision of (i) the certificate of organization or operating agreement of any Purchased Entity, (ii) any Contract or Permit to which any Purchased Entity is a party or by which any of the Purchased Entity Assets are bound, (iii) any Order applicable to any Purchased Entity or any of the Purchased Entity Assets, or (iv) any applicable Law, except as would not (in the case of clauses (ii) through (iv)), individually or in the aggregate, have a Material Adverse Effect.

(b)            Except as set forth in Schedule 5.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Purchased Entity in connection with the execution and delivery of this Agreement, the Company Documents the compliance by the Purchased Entities with any of the provisions hereof and thereof, or the consummation of the Transactions.

5.4            Capitalization.

(a)            The holders of the ownership interests, whether by membership, profit, loss or capital, of each Purchased Entity are as set forth on Schedule 2.1(b). Each Seller has made all capital contributions as required by it (if any) in the Operating Agreement for each respective Purchased Entity. None of the interests of the Purchased Entities were issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b)            Except as set forth on Schedule 5.4(b), there are no outstanding options to purchase ownership interests, whether by membership, profit, loss or capital, of the Purchased Entities (“Purchased Entity Options”). There is no existing option, warrant, call, right or Contract to which any Seller or any Purchased Entity is a party requiring, and there are no securities of any Purchased Entity outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional ownership interest in any Purchased Entity or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase ownership interests or other equity securities of any Purchased Entity. There are no obligations, contingent or otherwise, of any Purchased Entity to (i) repurchase, redeem or otherwise acquire any ownership interests or other equity interests of any Purchased Entity, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding interest appreciation, phantom interests, profit participation or similar rights with respect to any Purchased Entity. There are no bonds, debentures, notes or other Indebtedness of the Purchased Entities having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members (or other equity holders) of any Purchased Entity may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which any Purchased Entity or any Seller is a party or is bound with respect to the voting of any ownership interest of any Purchased Entity.

5.5            Subsidiaries.

(a)            Schedule 5.5(a) sets forth the name of each Purchased Entity and each Subsidiary thereof, and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, and the jurisdictions, if any, in which it is qualified to do business.

(b)            Other than the entities set forth on Schedule 5.5(b) or a Purchased Entity, the Purchased Entities do not own, directly or indirectly, any equity or ownership interests in any other Person.

5.6            Corporate Records.

(a)            Sellers have made available to Purchaser in the Document Vault true, correct and complete copies of the certificates of organization or articles of organization (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) of each Purchased Entity and its respective Operating Agreements in each case as amended and in effect on the due date hereof, including all amendments thereto.

(b)            Sellers have made available to Purchaser in the Document Vault true, correct and complete copies of all written consents and minutes of meetings of the Purchased Entities.

5.7            Financial Statements.

(a)            Sellers have delivered or made available to Purchaser copies of (i) the unaudited balance sheets of JCH Estrella as at December 31, 2009 and Joseph Carl Homes – Consolidated (also known as JCH Group) as at December 31, 2009 and the related statements of income and of cash flows of such Purchased Parents for the year then ended, (ii) the audited balance sheet of JCH Group as at December 31, 2009 (the “Audited JCH Statement”), (iii) the unaudited balance sheet of the Sharpe Entity as at October 8, 2010, and (iv) the unaudited balance sheets of JCH Estrella as at August 31, 2010 and Joseph Carl Homes – Consolidated (also known as JCH Group) as at August 31, 2010 and the related statements of income and cash flows of such Purchased Parents for the 8 month period then ended (collectively, the “Financial Statements”). The Audited JCH Statement and the other financial statements relating to JCH Group (collectively, the “JCH Financials”) have been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the assets, liabilities, financial position, results of operations and cash flows of JCH Group as at the dates and for the periods indicated therein.

The balance sheets of such Purchased Parents as at December 31, 2009 is referred to herein as the “Balance Sheet” and December 31, 2009 is referred to herein as the “Balance Sheet Date.”

(b)            All books, records and accounts of the Purchased Entities are accurate and are maintained in all material respects in accordance with good business practice and all applicable Laws. JCH Group maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.8            No Undisclosed Liabilities. No Purchased Entity has any liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP (including any contingencies required to be reflected in any notes thereto), other than those (i) specifically reflected in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to the Purchased Entities taken as a whole.

5.9            Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.9, since the Balance Sheet Date and through the Closing Date there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.9, since the Balance Sheet Date and through the Closing Date:

(i)                no Purchased Entity has (A) made, changed or rescinded any election relating to Taxes; (B) settled or compromised any claim relating to Taxes; (C) surrendered any Tax refund; amended any Tax Return; or filed any Tax Return prepared not in accordance with past practice; and

(ii)               no Purchased Entity has (A) mortgaged, pledged or subjected to any Lien any of its Purchased Entity Assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its Purchased Entity Assets, except, in the case of clause or (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business.

5.10          Taxes.

(a)            Each of the Purchased Entities is, and has been since its formation, properly treated as either a partnership (in the case of JCH Group) or a “disregarded entity” (in the case of all the Purchased Entities other than JCH Group) for U.S. federal and all applicable state and local income tax purposes.

(b)            (i) All Tax Returns required to be filed by or on behalf of a Purchased Entity or any Affiliated Group of which any Purchased Entity is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of a Purchased Entity and any Affiliated Group of which any Purchased Entity is or was a member have been fully and timely paid.

(c)            Each Purchased Entity has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(d)            Purchaser has received from the Sellers complete copies of all federal, state, local and foreign income or franchise Tax Returns of Terra West, JCH Group and Sun Terra relating to all the taxable periods since their formation. All income and franchise Tax Returns have been filed by or on behalf of JCH AZ. Schedule 5.10(d) sets forth the Tax Returns of the Purchased Entities to the extent complete copies thereof have been provided to Purchaser.

(e)            Sellers have received no written (or, to the Knowledge of Sellers, other) notice from a Taxing Authority in a jurisdiction where any Purchased Entity does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(f)            All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, any Purchased Entity have been fully paid, and, to the Knowledge of such Seller, there are no other audits or investigations by any Taxing Authority in progress, nor have Sellers or any Purchased Entity received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of any Purchased Entity which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(g)            No Purchased Entity nor any other Person (including the Sellers) on their behalf has (i) executed or entered into a closing agreement with any Taxing Authority with respect to any Purchased Entity, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not since been file, (iii) waived any statute of limitations or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(h)            No Seller is a foreign person within the meaning of Section 1445 of the Code.

(i)             No Purchased Entity is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)             No Purchased Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(k)            Except as set forth on Schedule 5.10, there are no Liens as a result of any unpaid Taxes upon any of the Purchased Entity Assets.

(l)            There is no taxable income of any Purchased Entity that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including any Purchased Entity, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

5.11          Real Property.

(a)            Sharpe Property. In addition to (and without limiting) any other representations and warranties set forth elsewhere in this Agreement that are applicable to the assets of Sellers, Sellers make the representations set forth on Schedule 5.11(a) with respect to the Sharpe Property.

(b)            CantaMia Property. In addition to (and without limiting) any other representations and warranties set forth elsewhere in this Agreement that are applicable to the assets of Sellers, Sellers make the representations set forth on Schedule 5.11(b) with respect to the CantaMia Property.

(c)            Arboleda Property. In addition to (and without limiting) any other representations and warranties set forth elsewhere in this Agreement that are applicable to the assets of Sellers, Sellers make the representations set forth on Schedule 5.11(c) with respect to the Arboleda Property.

(d)            Blossom Hills Property. In addition to (and without limiting) any other representations and warranties set forth elsewhere in this Agreement that are applicable to the assets of Sellers, Sellers make the representations set forth on Schedule 5.11(d) with respect to the Blossom Hills Property.

(e)            PV-Sereno Property. In addition to (and without limiting) any other representations and warranties set forth elsewhere in this Agreement that are applicable to the assets of Sellers, Sellers make the representations set forth on Schedule 5.11(e) with respect to the PV-Sereno Property.

(f)            PV-Golf Property. In addition to (and without limiting) any other representations and warranties set forth elsewhere in this Agreement that are applicable to the assets of Sellers, Sellers make the representations set forth on Schedule 5.11(f) with respect to the PV-Golf Property.

(g)            There is no condemnation or eminent domain proceeding pending with respect to any portion of any of the Properties and no Seller or Purchased Entity has received notice, nor do Sellers have Knowledge of any pending or contemplated condemnation proceeding which could affect any portion of any of the Properties.

5.12          Tangible Personal Property.

(a)            The Purchased Entities have good and valid title to all of the items of tangible personal property used in the business of the Purchased Entities, including the sales trailer at the CantaMia Property (except for any leased personal property described in Schedule 5.12(b), free and clear of any and all Liens, other than the Permitted Exceptions.

(b)            Schedule 5.12(b) sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used in the business of any Purchased Entity or to which any Purchased Entity is a party or by which any Purchased Entity Assets is bound. All of the items of personal property under the Personal Property Leases are in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Sellers have delivered or made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

5.13          Technology and Intellectual Property.

(a)            Schedule 5.13(a) sets forth (i) all the material Intellectual Property, including all pending registrations and applications therefor, that the Purchased Entities own, use or license and (ii) all contracts, agreements or other arrangements under which the Purchased Entities have granted, or are obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property. All owned and registered Intellectual Property used by or in connection with the conduct and operation of the businesses relating to the CantaMia Property, including rights to any architectural and engineering plans and designs and any materials relating thereto with respect to the homes, the clubhouse and the grounds in respect of the CantaMia Property (the “CantaMia IP”), are subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect in all material respects.

(b)            Except as set forth on Schedule 5.13(b), the Purchased Entities own all right, title and interest in and to, or have valid and continuing rights to use, sell and license without limitation including the right to copy, distribute, display, prepare derivative works of any CantaMia IP subject to copyright protection) all material Intellectual Property, Software and other Technology used in the conduct of the business and operations in respect of the Properties as presently conducted, free and clear of all Liens or obligations to others other than Permitted Exceptions. Except as set forth on Schedule 5.13(b), to the Knowledge of Sellers none of the Purchased Entity Assets (including any Intellectual Property of the Purchased Entities as used in connection with their respective businesses, including but not limited to the names of any Purchased Entity or any other Purchased Entity Assets), or the business or operations of the Purchased Entities, infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party in any material respect. To the best of the Sellers’ Knowledge, no third party is infringing on any rights of the Purchased Entities’ Intellectual Property.

(c)            Except as set forth in Schedule 5.13(c), there is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to Sellers’ Knowledge, threatened by any third party before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of the Intellectual Property or Technology owned by the Purchased Entities, nor has any claim or demand been made by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by the Purchased Entities or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by the Purchased Entities of any Intellectual Property or Technology of any third party.

(d)            The Purchased Entities are in compliance in all material respects with any posted privacy policies and any laws or regulations relating to personally identifiable information.

5.14          Material Contracts.

(a)            Schedule 5.14(a) sets forth, all of the following Contracts to which any Purchased Entity is a party or by which any of them or their respective Purchased Entity Assets are bound (collectively, the “Material Contracts”):

(i)                Contracts with any Seller or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of any Purchased Entity (other than a Purchased Entity);

(ii)               Contracts for the sale of any material assets of any Purchased Entity other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its material assets;

(iii)              Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv)             Contracts containing covenants of any Purchased Entity not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with any Purchased Entity in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(v)              Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Purchased Entity of any operating business or material assets or the capital stock of any other Person;

(vi)             Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the material assets of any Purchased Entity;

(vii)            all Contracts providing for payments by or to any Purchased Entity in excess of $50,000 in any fiscal year or $200,000 in the aggregate during the term thereof;

(viii)           all Contracts obligating any Purchased Entity to provide or obtain products or services for a period of one year or more;

(ix)              Contracts for the employment of any individual on a full-time, part-time or consulting basis; and

(x)               development agreements setting forth duties and obligations relating to the Properties, public disclosure reports issued by the Arizona Department of Real Estate, and storm water plans filed with the Arizona Department of Environmental Quality.

(b)            Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of any Purchased Entity which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms. No Purchased Entity is in default under any Material Contract, nor, to the Knowledge of Sellers, is any other party to any Material Contract in breach of or in default thereunder, and, to the Knowledge of Sellers, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default of any Purchased Entity or any other party thereunder. Any payments due under each Material Contract have been timely made by the applicable Purchased Entity. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. Sellers have delivered or made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto and assignments thereof, if any.

5.15          Employee Benefits Plans.

(a)            Except as set forth in Schedule 5.15(a), no Purchased Entity has any material Liability in respect of (i) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or (ii) any bonus, incentive compensation, deferred compensation, tax gross-up, salary continuation or other material employee benefit plan or agreement, in each case of clauses (i) and (ii) that is sponsored or maintained by a Purchased Entity. Sellers have made available to Purchaser correct and complete copies of each plan or agreement set forth in Schedule 5.15(a).

(b)            Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will result in any “excess” parachute payment for purposes of Section 280(g) of the Code for which any Purchased Entity has any Liability.

(c)            Seller has provided a complete and correct list of all Employees, and each Employee’s base salary, target annual cash bonus, position of employment and location of employment in the Benefits Side Letter.

5.16          Labor. Except as disclosed in the Labor Side Letter:

(a)            No Purchased Entity is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Purchased Entity.

(b)            There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or group of Employees.

(c)            There are no complaints, charges or claims against any Purchased Entity pending with or, to the Knowledge of Sellers, threatened by any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

5.17          Litigation; Disputes.

(a)            Except as set forth in Schedule 5.17, there is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any Purchased Entity (or to the Knowledge of Sellers, pending or threatened, against any of the officers, directors or employees of any Purchased Entity with respect to their business activities on behalf of the Purchased Entities), or regarding any of the Purchased Entity Assets, or to which any Purchased Entity is otherwise a party before any Governmental Body. Except as set forth on Schedule 5.17, no Purchased Entity nor any Purchased Entity Asset is subject to any Order, and no Purchased Entity or asset thereof is in breach or violation of any Order. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Purchased Entity or any Purchased Entity Asset or to which any Purchased Entity is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

(b)            (i) Sellers have received no notices in writing regarding any pending disputes, claims or events of default (or events, with the passage of time, would give rise to any events of default) under the Newland Agreements and (ii) to the Knowledge of Sellers, none of the Purchased Entities or, to the Knowledge of Sellers, any of the counterparties are in material breach of the terms of the Newland Agreements.

5.18          Compliance with Laws; Permits.

(a)            Except as set forth on Schedule 5.18, each Purchased Entity is, and since its formation has been, in compliance in all material respects with all Laws applicable to its business, operations or Assets. No Purchased Entity has received any notice of or been charged with the violation of any Laws. To the Knowledge of Sellers, no Purchased Entity is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)            The Purchased Entities currently have all Permits that are required for the operation of the business of the Purchased Entities as presently conducted (“Company Permits”), other than those the failure of which to possess would not, individually or in the aggregate, cause a Material Adverse Effect. No Purchased Entity is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit. To the Knowledge of Sellers, the consummation of the Transactions will not materially impair the Company Permits.

5.19          Environmental Matters. Except as set forth on Schedule 5.19:

(a)            to the Knowledge of Sellers, no Purchased Entity has stored, disposed of or released Hazardous Materials at or from any Property except in accordance with applicable Law;

(b)            no Purchased Entity is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material; and

(c)            to the Knowledge of Sellers, there is not located at any of the Properties currently or previously owned, operated or leased by any Purchased Entity any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material, (v) dipping vats, or (vi) equipment containing polychlorinated biphenyls.

5.20          Insurance. Set forth in Schedule 5.20 is a list of all insurance policies and all fidelity bonds held by or applicable to any Purchased Entity setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, and a list of all material claims made since January 1, 2009 under any such insurance policies and binders (specifying the nature and amount of the claim, current status and resolution, if any). Except as noted on Schedule 5.20, all such insurance will remain in full force and effect immediately following the consummation of the Transactions on the Closing Date.

5.21          Accounts and Notes Receivable and Payable. All accounts and notes receivable of the Purchased Entities have arisen from bona fide transactions in the Ordinary Course of Business. To the Knowledge of Sellers, none of the accounts or the notes receivable of any Purchased Entity are subject to any setoffs or counterclaims.

5.22          Related Party Transactions. Except as set forth on Schedule 5.22, immediately after consummation of the Transactions, no employee, officer, director, stockholder, partner or member of any Purchased Entity, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any material amount to any Purchased Entity nor shall any Purchased Entity owe any amount to any Related Person, (ii) shall have any claim or cause of action (other than claims relating to the payment of salary or employee benefits in the Ordinary Course of Business) against any Purchased Entity or (iii) shall own directly or indirectly any interest of any kind in, or control or be a director, officer or employee of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Purchased Entity.

5.23          Banks; Power of Attorney. Schedule 5.23 contains a complete and correct list of the names and locations of all banks in which any Purchased Entity has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.23, no person holds a power of attorney to act on behalf of any Purchased Entity.

5.24          Financial Advisors. Except as set forth on Schedule 5.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers or any Purchased Entity in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.25          Recorded Restrictions. No Purchased Entity has received any notice of or been charged with the violation of any obligations, requirements and standards imposed by or under any restrictions, covenants, easements, conditions, requirements or other provisions of record (“Recorded Restrictions”) and applicable to its business, operations or Purchased Entity Assets (including, but not limited to, real property interests), and no event has occurred that with the lapse of time or the giving of notice or both would constitute a violation by any Purchased Entity or any other party under any Recorded Restrictions.

5.26          No Requested Funds. No Purchased Entity has requested a sale of bonds or an issuance of funds from any community facilities district or other taxing district that affects any real property interest held by any Purchased Entity and that has not been issued, and no Purchased Entity has any knowledge of any such requests pending by any other party.

5.27          Parties-In-Possession. Except as set forth on Schedule 5.27, there are no parties-in-possession, leases, tenancies or claims to occupancy of any of the Properties.

5.28          Ordinary Course Operations. Since its respective formation date, each Purchased Entity has been operated, and has conducted its business, in the Ordinary Course of Business.

5.29          No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in Articles IV and V (as modified or supplemented by the schedules attached hereto), none of the Sellers or any Affiliate or representative makes any other express or implied representation or warranty with respect to the Purchased Entities, the Purchased Entity Assets, the business operated by the Purchased Entities or the Transactions, and Sellers disclaim any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of the Sellers’ or their Affiliates’ respective representatives. Except for the representations and warranties contained in Articles IV and V (as modified or supplemented by the schedules attached hereto), Sellers (a) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Purchased Entities or the Purchased Entity Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose) and (b) disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1            Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

6.2            Authorization of Agreement. Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to which Purchaser is a party or to be executed by it in connection with the Transactions (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser has taken all necessary corporate, limited liability company or other action to authorize the execution, delivery and performance of this Agreement and each of the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Purchaser Documents is duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Sellers and/or each Purchased Entity party thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

6.3            Conflicts; Consents of Third Parties.

(a)            None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any material Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order applicable to Purchaser, or (iv) any applicable Law.

(b)            No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or its shareholders in connection with the execution and delivery of this Agreement, the Purchaser Documents, respectively, the compliance by Purchaser with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby (including the issuance of any Shares hereunder or any other shares).

6.4            Status of the Shares. The Shares, and all of the shares of common stock issuable pursuant to the Earnout Agreement, have been duly authorized and, when issued in accordance with the terms of this Agreement or the Earnout Agreement, as applicable, will be validly issued, fully paid and nonassessable shares of common stock of Holdings and will be free and clear of all Liens. The issuance and delivery of all of such shares is not, and will not be, subject to any preemptive right of shareholders of Holdings that has not been waived or to any right of first refusal or other right in favor of any Person that has not been waived.

6.5            SEC Filings. Since January 1, 2008, Holdings has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “SEC”) (such documents filed since January 1, 2008, collectively referred to herein as the “Holdings SEC Documents”). As of their respective dates, the Holdings SEC Documents complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Holdings SEC Documents, and none of the Holdings SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Holdings included in the Holdings SEC Documents, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements to the extent permitted by the SEC’s instructions to Form 10-Q and Article 10 of Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Holdings and its consolidated subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein that are not expected by Holdings to be material individually or in the aggregate).

6.6            Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, any Purchaser Document or the transactions contemplated hereby or thereby.

6.7            Financial Advisors. Except as set forth on Schedule 6.7, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS

7.1            Other Actions. Each of Sellers and Purchaser shall use its commercially reasonable efforts to take all actions necessary or appropriate to consummate the Transactions.

7.2            No Solicitation. For a period from the date hereof to the second anniversary of the Closing Date, no Seller shall, and each Seller shall not, and shall cause its controlling and controlled Affiliates not to (i) seek to cause the termination of employment of, or solicit for employment, any Employees of the Purchaser or of the Purchased Entities or hire, employ or otherwise engage any such individual or (ii) seek to cause the termination or non-renewal of any relationship between Purchaser and any Independent Land Developer or any other Person who has a similar business relationship with the Purchased Entities; provided, however, that nothing herein shall restrict any Seller or any of its Affiliates from making employment solicitations to the general public.

7.3            Preservation of Records. Purchaser agrees that it shall preserve and keep the records held by it relating to the business of the Purchased Entities in accordance with its records retention policy as the same may be in effect from time to time (the “Records Retention Policy”) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Sellers or any of their Affiliates or in order to enable Sellers to comply with its obligations under this Agreement. At any time that Purchaser wishes to destroy such records, such destruction will occur in accordance with the Records Retention Policy.

7.4            Publicity. Sellers and Purchaser shall not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless such disclosure is otherwise required by applicable Law or by the rules of any applicable stock exchange on which a party’s or its Affiliates’ securities are listed, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or rules to consult with the other party with respect to the text thereof; provided, further that nothing herein shall prohibit any party from making any disclosure consisting of information that has previously been disclosed to the public by any party in compliance with this Section 7.4.

7.5            Confidentiality. Except as and to the extent required by Law or the rules of any applicable stock exchange on which a party’s or its Affiliate’s securities are listed, each of the Purchaser, on the one hand, and Sellers, on the other hand, shall not disclose or use, and shall use its commercially reasonable efforts to cause each of their respective Representatives not to disclose or use, any Confidential Information (as defined below) of the other that was or will be furnished by the disclosing party or its Representatives to such party or parties, or such party’s or parties’ Representatives in connection with the Transactions; provided, however, a party may disclose Confidential Information of the other to another party or such other party’s Representatives to the extent necessary or required in connection with the consummation of the Transactions. For purposes of this Section 7.5, “Confidential Information” of a party means the existence of this Agreement, the Operative Documents and their contents, any information about the Transactions and any information about such party or any of its Affiliates that may be proprietary; provided, however, that Confidential Information shall not include information which the party receiving such information can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by such party or (ii) is obtained by such party from a source other than a party hereto, which source is not bound by a duty of confidentiality with respect to such information; and provided, further, that after the Closing, Confidential Information of Sellers shall not include any proprietary information of or relating to the Purchased Entities. If Confidential Information must be disclosed by Law or pursuant to the rules of any applicable stock exchange, prior to making any such disclosure, the party required to make such disclosure shall use its commercially reasonable efforts consistent with such Law or rules to consult with the other parties with respect to the text and the disclosure of such Confidential Information. Notwithstanding anything to the contrary in this Section 7.5, nothing herein shall prohibit JEN Partners from disclosing Confidential Information to the limited partners or investors of JEN I or JEN Res to the extent that such disclosure is of a type normally disclosed to a limited partner or investor in connection with a transaction of the type contemplated in this Agreement; provided that such limited partners or investors are advised of the confidential nature of the Confidential Information and are required to keep the same confidential.

7.6            Right of First Offer.

(a)            For a period of two years following the Closing Date, JEN Partners shall and shall cause the Persons identified on Schedule 7.6 (collectively, “Grantors”) to grant, and Purchaser shall have, a right of first offer (the “ROFO”) with respect to any and all opportunities with respect to the acquisition of real property or development of land with a value in excess of $2.5 million that would reasonably be expected to be used for the development of single-family residential communities or active adult communities in Florida (other than Cypress Lakes, Live Oak Preserve, and Eagle Bay located in Orlando, Florida), Arizona (other than San Tan Heights located in Pinal County, Arizona) or Nevada or any option relating to the acquisition of any such real property or development of any such land (to the extent such land or real property has a value in excess of $2.5 million), in each case in respect of which any of the Grantors receives written notice of or is actively engaged in or reviews an offer or proposal to acquire or develop land (whether directly or indirectly through one or more entities), on and subject to the following terms (collectively, the “Qualifying Opportunities”):

(b)            Each Grantor shall promptly notify Purchaser in writing (such notification, the “Recommendation”) of all Qualifying Opportunities and, as requested, assist the Purchaser in the design and execution of development plans for such Qualifying Opportunities at the Purchaser’s cost and expense. Purchaser shall notify the Grantors of its decision to pursue any Qualifying Opportunity, or to waive its ROFO with respect to such Qualifying Opportunity, no later than 20 days after its receipt of the Recommendation.

(c)            JEN Partners and its Affiliates that are investment funds will have an option to co-invest in up to 20% of the aggregate investment in each Qualifying Opportunity on the same terms as Purchaser; provided that Grantors shall have no voting rights in any vehicle utilized to acquire such Qualifying Opportunities.

(d)            To the extent that any Qualifying Opportunity presented by any Grantor is waived by Purchaser, the applicable Grantor shall have the right to pursue such Qualifying Opportunity on the terms no more favorable to Grantor than those presented to Purchaser without further compliance with this Section 7.6.

7.7            Use of Name. Following the Closing, none of the Sellers, any Affiliate of Sellers, or any spouse of JCM or SA will (and each of the foregoing individuals will cause such Person’s spouse not to), directly or indirectly, use or otherwise exploit (or allow any other third party to use or exploit) in any manner, or claim any interest in, the Intellectual Property owned or used by or relating to the Purchased Entities, including the name “Joseph Carl” or use “Joseph Carl” or any similar name or expression in such a way or manner as would likely cause confusion, mistake or deceit with any of the Purchased Entities or suggest any sponsorship, affiliation or relationship with any of the Purchased Entities. Notwithstanding anything to the contrary in this Agreement, JCM may continue to use the words “Joseph Carl” (i) in connection with any business unrelated or dissimilar to the acquisition and/or development of real property or the sale or provision of any products or services customarily ancillary to such acquisition or development, real estate sales and brokerage services, mortgage and financial services, or recreational facilities or (ii) in connection with any business that could not reasonably be expected to injure the goodwill associated with the “Joseph Carl” name, any Intellectual Property containing the name “Joseph Carl”, or any Intellectual Property similar thereto or otherwise denigrate any such Intellectual Property or bring any such Intellectual Property or the name “Joseph Carl” into disrepute.

7.8            Benefits. Each employee of the Purchased Entities as of the Closing (including those employees whose employment contracts are terminated pursuant to Section 2.2(d), an “Employee”) will continue to be employed by Purchaser or one of its Affiliates following the Closing until December 31, 2010 for at least the same total compensation and in substantially the same position as was in effect immediately prior to the Closing; subject to the employment policies of Purchaser, provided, however, that nothing contained in this Section 7.8 shall be construed to prevent the termination of employment of any individual Employee. Purchaser shall take the actions set forth in the Benefits Side Letter.

7.9            Copyright Litigation. Sellers, on behalf of and for the benefit of JCH AZ, and JCM shall (a) at their sole expense and represented by counsel of their choice, actively and diligently defend against, negotiate, settle or otherwise seek to resolve the Copyright Litigation; (b) keep Purchaser reasonably informed of the progress of the Copyright Litigation; (c) actively consult and in good faith with Purchaser with respect to significant developments in the Copyright Litigation and of significant communications involving the plaintiff therein; and (d) provide Purchaser with any settlement offers made by the plaintiff therein and give serious and good faith consideration to any comments or suggestions that Purchaser or its advisors may have with respect thereto. Sellers may compromise, settle or consent to the entry of any judgment with respect to the Copyright Litigation without the prior consent of Purchaser, provided that as a result of any such compromise, settlement or judgment, JCH AZ will be entitled to utilize the Arboleda Ranch Documents that are the subject of the Copyright Litigation without an increase in the amount of payments required to be made by Purchaser under any agreement for use of the Arboleda Ranch Documents in effect as of the Closing Date.

ARTICLE VIII

INDEMNIFICATION

8.1            Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing through and including the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties (a) set forth in Article IV (Representations and Warranties relating to Sellers) , 5.1 (Organization), 5.2 (Authorization), 5.3 (Conflicts; Consents of Third Parties), 5.4 (Capitalization), 5.5 (Subsidiaries), 5.10(a), 5.10(b) and 5.10(c) (Taxes), 6.1 (Organization), 6.2 (Authorization), 6.3 (Conflicts; Consents of Third Parties), 6.4 (Status of Shares) and 6.7 (Financial Advisors) (collectively, the “Fundamental Reps”), shall survive the Closing indefinitely, and (b) set forth in Section 5.19 (Environmental) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Sections 8.2(a)(i), 8.2(a)(ii) and 8.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period.

8.2            Indemnification.

(a)            Subject to Sections 8.1, 8.4 and 8.7 hereof, Sellers hereby agree, jointly and severally (except with respect to Section 8.2(a)(ii), severally, but not jointly), to indemnify, defend and hold Holdings, Purchaser and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns including the Purchased Entities (collectively, the “Purchaser Indemnified Parties”) harmless for, from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses actually incurred (including costs of investigation and defense and attorneys’, paraprofessionals’ and other professionals’ fees and liquidated damages solely with respect to employment and Fair Labor Standards Act matters, but excluding punitive damages (except to the extent payable under Third Party Claims)), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), based upon, attributable to or resulting from:

(i)                the failure of any of the representations or warranties made by Sellers to Purchaser in this Agreement (other than in Article IV) or in any Seller Document or Company Document to be true and correct in all respects at and as of the Closing Date (or, in the case of any such representation or warranty made as of a date specified therein, any inaccuracy therein as of such date);

(ii)               the failure of any of the representations and warranties made by each Seller to Purchaser in Article IV or in any Seller Document or Company Documents to be true and correct in all respects as of the Closing Date (or, in the case of any such representation or warranty made as of a date specified therein, any inaccuracy therein as of such date);

(iii)              the breach of any covenant or other agreement on the part of Sellers under this Agreement;

(iv)              the JCH AZ FLSA matter, to the extent provided for in the Labor Side Letter;

(v)              the Copyright Litigation or the claims asserted in the Copyright Litigation;

(vi)             any and all Taxes of the Purchased Entities (or any predecessors thereof) for any taxable period (or portion thereof) ending on or before July 31, 2010, determined in accordance with Section 8.5(a); and

(vii)            any failure by Sellers to timely pay any and all Taxes required to be borne by Sellers pursuant to Section 8.5(g).

(b)            Subject to Sections 8.1, 8.4 and 8.7 each of Purchaser and Holdings hereby agrees, jointly and severally, to indemnify, defend and hold Sellers and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless for, from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Losses based upon, attributable to or resulting from:

(i)                the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Documents to be true and correct in all respects at the Closing Date (or, in the case of any such representation or warranty made as of a date specified therein, any inaccuracy therein as of such date);

(ii)               the breach of any covenant or other agreement on the part of Purchaser under this Agreement;

(iii)              any and all Taxes of the Purchased Entities (or any predecessors thereof) for any taxable period (or portion thereof) commencing on or after August 1, 2010, determined in accordance with Section 8.5(a); and

(iv)             any failure by Purchaser to timely pay any and all Taxes required to be borne by Purchaser pursuant to Section 8.5(g) or Section 8.5(i).

8.3            Indemnification Procedures.

(a)            A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII, except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(b)            In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(c)            Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder, subject to the limitations set forth in Section 8.4. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim unless it has contested its obligation to indemnify the indemnified party as of such time. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(d)            After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 8.4.

8.4            Limitations on Indemnification for Breaches of Representations and Warranties.

(a)            An indemnifying party shall not have any liability under Section 8.2(a)(i), Section 8.2(a)(ii) or Section 8.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds US $250,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the amount of such excess; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the Fundamental Reps.

(b)            Neither Sellers nor Purchaser shall be required to indemnify any Person under Section 8.2(a)(i), 8.2(a)(ii) or 8.2(b)(i) for an aggregate amount of Losses exceeding US $9,300,000 (the “Cap”) in connection with Losses related to the failure to be true and correct of any of the representations or warranties of Sellers or Purchaser in Articles IV, V and VI, respectively; provided that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the Fundamental Reps.

(c)            Sellers shall have no right of contribution or other recourse against the Purchased Entities or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Purchased Entities are solely for the benefit of the Purchaser Indemnified Parties.

(d)            If a Purchaser Indemnified Party is entitled to indemnification from Sellers hereunder, such indemnification obligation of Sellers will (i) first, be satisfied by offsetting any amounts otherwise payable under the Notes and (ii) to the extent any such indemnification obligations are not so satisfied, and any remaining indemnification obligations of the Sellers will be satisfied (A) against any Shares issued pursuant to this Agreement and (B) to the extent of any indemnification obligation of the Sellers remaining after any offsets pursuant to the foregoing clause (A), by offsetting any amounts payable as Earnout Shares (as defined in the Earnout Agreement) under the Earnout Agreement. Except in connection with or relating to a breach of any Fundamental Reps or covenants of Sellers, Sellers shall not be entitled to satisfy any indemnification obligations hereunder other than by offsetting against the Notes, the Shares issued pursuant to this Agreement or the Earnout Shares, as set forth in this Section 8.4(d), and Purchaser acknowledges that its recourse is so limited.

(e)            In determining the amount of any Losses for which the indemnified parties are entitled to assert a claim for indemnification hereunder, the amount of any such Losses will be determined after deducting therefrom (i) the Tax benefit actually realized by such indemnified parties arising from the incurrence or payment of any such Losses in the taxable year in which the Losses are incurred or paid and (ii) the amount of any insurance proceeds (after giving effect to any applicable deductible or retention and resulting retrospective or other premium adjustment) actually received by such indemnified parties in respect of such Losses, in each case net of costs and expenses incurred by such indemnified parties or their Affiliates.

(f)             Notwithstanding anything to the contrary set forth in this Agreement, SA shall not have any indemnification obligation under this Agreement for an amount greater than his share of the Purchase Price received.

8.5            Tax Matters.

(a)            Tax Returns.

(i)                Sellers shall timely file any income Tax Returns required to be filed by or on behalf of any Purchased Entity in respect of any taxable period ending on or before the Closing Date.

(ii)               Sellers shall timely file all Tax Returns that are required to be filed by or on behalf of any Purchased Entity on or before the Closing Date. In the case of any non-income Tax Return required to be filed by or on behalf of any Purchased Entity on or before the Closing Date in respect of any taxable period that includes (but does not begin or end on) July 31, 2010 (a “Straddle Period”), Purchaser shall pay to Sellers the amount of Taxes, as reasonably determined in accordance with Section 8.5(a)(v), allocable to Purchaser. Sellers shall be liable for the payment of all other Taxes with respect to such Straddle Period not otherwise allocable to Purchaser.

(iii)              Purchaser shall timely file (or cause to be timely filed) all non-income Tax Returns required to be filed by or on behalf of any Purchased Entity for a Straddle Period (which Tax Returns are not otherwise described in Section 8.5(a)(ii)). Sellers shall pay to Purchaser the amounts of Taxes, as reasonably determined in accordance with Section 8.5(a)(v), allocable to Sellers, provided that Sellers shall not be required to make any payment to Purchaser to the extent such Taxes allocable to Sellers have already been accrued by Sellers according to its accounting methods for the accounting period ending on July 31, 2010. Purchaser shall be liable for the payment of all other Taxes with respect to such Straddle Period not otherwise allocable to Sellers.

(iv)              In the case of any Prorated Taxes, the provisions of Section 8.5(g), and not this Section 8.5(a), shall apply as between Sellers and Purchaser for purposes of allocating Taxes.

(v)               Taxes attributable to a Straddle Period under this Section 8.5(a) shall be allocated, on a closing-of the-books basis, (i) to Sellers for the period up to and including the close of business on July 31, 2010, and (ii) to Purchaser for the period subsequent to July 31, 2010.

(b)            Tax Audits.

(i)                If notice of any Legal Proceeding with respect to Taxes of any Purchased Entity (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Sections 8.2(a)(i) (on account of Section 5.10), 8.2(a)(vi), 8.2(a)(vii), 8.2(b)(iii) or 8.2(b)(iv) as applicable, the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under Section 8.2 or this Section 8.5 except to the extent that the other party is actually and materially prejudiced thereby.

(ii)               Except as provided in Section 8.5(g)(iv), Purchaser shall have the right, at the expense of Sellers to the extent such Tax Claim is subject to indemnification by Sellers pursuant to Section 8.2(a)(i) (on account of Section 5.10), Section 8.2(a)(vi) or Section 8.2(a)(vii) hereof, as the case may be, to represent the interests of the Purchased Entities in any Tax Claim; provided, that, in the case of Tax Claims subject to indemnification by Sellers pursuant to Section 8.2(a) hereof and provided that Sellers acknowledge in writing their indemnification responsibilities in connection therewith, (A) Purchaser shall keep Sellers’ Representative reasonably informed of the progress of such Tax Claim and consult seriously and in good faith with Sellers’ Representative and its tax advisors with respect to any issue relating to such Tax Claim; (B) Purchaser shall provide Sellers’ Representative with copies of all correspondence, notice or other written materials received from any Taxing Authorities and shall otherwise keep Sellers’ Representative and its tax advisors advised of significant developments in the Tax Claim and of significant communications involving representations of the Taxing Authorities; (C) Purchaser shall provide Sellers’ Representative with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that Sellers’ Representative or its advisors may have with respect thereto; and (D) there will be no settlement, resolution, or closing or other agreement with respect thereto without the consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            Disputes. Any dispute as to any matter covered hereby shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers, on the one hand, and Purchaser on the other.

(d)            Conflicts. In the event of a conflict between the provisions of this Section 8.5, on the one hand, and the provisions of Sections 8.1 through 8.4, on the other, the provisions of this Section 8.5 shall control.

(e)            Tax Treatment. The parties agree that the acquisition of the Interests by Purchaser shall be treated in a manner consistent with “Situation 2” of Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432, and no party shall take any position on any Tax Return or with any Taxing Authority that is inconsistent with such treatment.

(f)            Cooperation. Purchaser, Sellers and the Purchased Entities shall cooperate fully, as and to the extent reasonably requested by each other, in connection with all Tax matters of the Purchased Entities, including (as relevant) Tax Claims and Tax Returns of the Purchased Entities, and including for the avoidance of doubt the provision by the Purchased Entities to the Sellers of such information as is necessary for the preparation and filing of the final IRS Form 1065 of JCH Group.

(g)            Prorated Taxes.

(i)                In the case of any Prorated Taxes that are subsequently adjusted or redetermined (by any Taxing Authority or otherwise) after being taken into account under Section 3.3(a), appropriate payment shall be made between the parties to take into account such adjustment or redetermination.

(ii)               In the case of any refund received by either party attributable to Prorated Taxes, the recipient of the refund shall pay to other party such other party’s proportionate share of such refund, calculated in accordance with the principles set forth in the definition of “Prorated Taxes.”

(iii)              Sellers, at Sellers’ sole cost and expense, have the right to contest the real property Taxes assessed against the Properties prior to August 1, 2010 and appeal any payment thereof. If such contested Taxes relate to a taxable period ending on or before July 31, 2010, Sellers’ Representative shall keep Purchaser informed of the progress of such contest or appeal and shall provide Purchaser with copies of all documents and other written materials either received from the relevant Taxing Authority regarding such contest or submitted to the relevant Taxing Authority and Sellers shall not settle or otherwise resolve such contest or appeal without the written consent of Purchaser, such consent not to be unreasonably withheld or delayed. If such contested Taxes relate to a taxable period that includes July 31, 2010, but does not begin or end on such date, Sellers and Purchaser shall jointly control such contest or appeal. If such contest (and/or appeal, if appealed by Sellers and/or Purchaser) is successful, any refund shall be shared in the manner described in subsection (iii) above.

(h)            Treatment of Consideration. For all relevant Tax purposes, (i) the Shares issued pursuant to Section 3.1(c) hereof and the Notes issued pursuant to Section 3.1(d) hereof shall be treated as having been issued to Sellers and (ii) any Earnout Shares issued pursuant to the Earnout Agreement (if any) shall, when and if actually issued, be treated as having been issued to Sellers when so issued. All parties hereto shall report consistently with this Section 8.5(b) for all Tax purposes.

(i)             Transfer Taxes. Purchaser shall be liable for and shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Taxing Authority including any interest and penalties) in connection with the Transactions.

(j)             The parties hereto acknowledge that the Sharpe Entity is party to that certain Loan Purchase and Assumption Agreement, dated as of March 2, 2010, by and among the Sharpe Entity and Fifth Third Bank (“Fifth Third”), an Ohio banking corporation (the “Fifth Third Agreement”). Pursuant to Section 27 of the Fifth Third Agreement, Fifth Third is required to reimburse the Sharpe Entity for certain real estate taxes borne by the Sharpe Entity, if and to the extent Fifth Third receives proceeds from the “KB Litigation” (as defined in the Fifth Third Agreement) and after reduction for certain costs and expenses borne by Fifth Third. If and to the extent the Sharpe Entity receives any payment from Fifth Third pursuant to Section 27 of the Fifth Third Agreement, the Sharpe Entity shall, and Purchaser shall cause the Sharpe Entity to, promptly pay over such amounts to Sellers’ Representative, but not in any event to exceed $160,657.

8.6            Tax Treatment of Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income tax purposes.

8.7            Exclusivity. Except with respect to any claims relating to, arising from or in connection with any breach of any Fundamental Reps or covenants, fraud and claims for equitable relief, the indemnification provided for in this Article VIII shall be the sole remedy of each of the parties hereto.

ARTICLE IX

OTHER AGREEMENTS

9.1            Board of Directors.

(a)            As promptly as practicable following the Closing, Avatar Holdings Inc. shall take such actions as may be required to appoint Reuben Leibowitz and Allen Anderson of JEN Partners to the Board of Directors of Holdings (including by filling any vacancies on the Board of Directors with Messrs. Leibowitz and Anderson). In connection with such appointments, Holdings shall also take such actions as may be necessary or appropriate to cause Reuben Leibowitz and Allen Anderson to be appointed to such committees of the Board of Directors of Holdings as such Board of Directors shall determine.

(b)            In connection with the next two annual meetings of shareholders of Holdings (and any special meetings of shareholders of Holdings held during the period starting on the Closing Date through the date of the second annual shareholders’ meeting following the Closing Date) at which directors are to be elected that follows the Closing Date, Holdings agrees to nominate Messrs. Leibowitz and Anderson for election to the Board of Directors of Holdings and to recommend that the shareholders of Holdings vote for each of Messrs. Leibowitz and Anderson at such meeting of shareholders. For the period contemplated by the preceding sentence, Holdings agrees to use the same efforts to cause such individuals to be elected to the Board of Directors as it uses to cause other nominees of its Board of Directors to be elected and, once elected, each such individual shall serve until his or her respective successor is elected and qualified or until his or her earlier death, disability or resignation or removal by the shareholders of Holdings.

9.2            Appointment of Sellers’ Representative.

(a)            JEN Partners is hereby appointed, authorized and empowered by each of Sellers to act as a representative, for the benefit of Sellers (the “Sellers’ Representative”), as the exclusive agent and attorney in fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the Transactions, which shall include the power and authority:

(i)                to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the Transactions as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable;

(ii)               to enforce and protect the rights and interests of Sellers arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, receiving (or directly the receipt of) and allocating the Cash Consideration and the other portions of the Purchase Price, determining the Adjustment Amount or any adjustment thereof pursuant to Section 3.3 hereto and in connection with any and all claims for indemnification brought under Article VIII (but excluding any agreements to which Purchaser or any of its Affiliates are not a party, the Independent Contractor Agreements and the Employment Agreement), and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of Sellers;

(iii)              to pledge all Issuer Stock issued pursuant to this Agreement as collateral to secure the obligations of Sellers under Article VIII; and

(iv)             to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)            Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Sellers.

(c)            The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller; and (ii) shall survive the consummation of the Transactions.

(d)            Sellers agree that all actions, decisions and instructions of the Sellers’ Representative will be conclusive and binding upon each of the Sellers and no Seller will have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Sellers’ Representative. Sellers hereby agree to jointly and severally indemnify and hold harmless the Seller Representative from and against (i) any losses incurred without fraud or willful breach on the part of the Seller Representative and arising out of or in connection with the acceptance, performance or nonperformance of its duties hereunder and (ii) any related out-of-pocket costs or expenses (including reasonable attorneys’ fees).

9.3            Fees and Expenses. On the Closing Date, Sellers shall deliver to Purchaser a certificate of the Sellers confirming that there is no unpaid balance with respect to any Company Transaction Expenses as of immediately prior to the Closing.

ARTICLE X

MISCELLANEOUS

10.1          Expenses. Except as otherwise provided in this Agreement, Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (including, with respect to Sellers, the Company Transaction Expenses), it being understood that in no event shall any Purchased Entity bear any of such costs and expenses.

10.2          Specific Performance. The parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other parties hereto and that such other parties will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including Sellers’ obligation to sell the Interests to Purchaser and the Purchaser’s obligation to purchase the Interests from Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Subject to Section 8.6, such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.3          Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)            The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)            Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c)            THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.4          Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto, which are incorporated herein by reference), the Seller Documents, the Company Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.5          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without regard to principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

10.6          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand or (ii) one (1) Business Day following the day sent by overnight courier, in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to any Seller, to:

c/o JEN Partners, LLC
551 Madison Avenue
Suite 300
New York, NY 10022
Attention:	Reuben Leibowitz

With a copy to:

Jones Day
222 E. 41st Street
New York, New York 10017
Attention:	Steven C. Koppel
Andrew M. Levine

If to Purchaser or Holdings, to:

Avatar Holdings Inc.
201 Alhambra Circle, Suite 1200
Coral Gables, FL 33134
Attention:	General Counsel

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Simeon Gold
Jon-Paul Bernard

and

Akerman Senterfitt LLP
One Southeast Third Avenue, 25th Floor
Miami, FL 33131
Attention:	Stephen K. Roddenberry

10.7          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.8          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Holdings and Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Holdings and Purchaser’s rights to purchase the Interests and Holdings and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Holdings or Purchaser (i) as long as such assignment does not relieve Holdings or Purchaser, as the case may be, of any of its obligations hereunder or (ii) in connection with any consolidation or merger of Holdings or Purchaser with or into another Person, to such other Person. Upon any such permitted assignment, the references in this Agreement to Holdings or Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9          Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (other than any Affiliates of Sellers that are parties to this Agreement or any applicable Operative Agreement, including JEN I and JEN Res), agent, attorney or representative of Purchaser or JEN Partners or their respective Affiliates, shall have any liability for any obligations or liabilities of Purchaser or JEN Partners or their respective Affiliates under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.

10.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and a complete set of such counterparts shall constitute one Agreement.

10.11        Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile, pdf or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

AVATAR PROPERTIES INC.

By: /s/ Patricia Kimball Fletcher
Name:	Patricia Kimball Fletcher
Title:	Executive Vice President

AVATAR HOLDINGS INC.
(solely for purposes of Sections 2.2, 2.3(d), 3.2, and 9.1 and Articles VIII and X hereof)

By: /s/ Patricia Kimball Fletcher
Name:	Patricia Kimball Fletcher
Title:	Executive Vice President

TERRA WEST COMMUNITIES LLC
By: JEN Partners LLC, its Manager

By: /s/ Reuben S. Leibowitz
Name:	Reuben S. Leibowitz
Title:	Managing Member

JEN JCH, LLC
By: JEN I, L.P., its Manager
By: JEN Partners LLC, its General Partner

By: /s/ Reuben S. Leibowitz
Name:	Reuben S. Leibowitz
Title:	Managing Member

/s Joseph Carl Mulac III
JOSEPH CARL MULAC III

/s/ Stephen Adams
STEPHEN ADAMS

[Master Transaction Agreement]

SUN TERRA COMMUNITIES LLC
JEN Partners LLC, its Manager

By: /s/ Reuben S. Leibowitz
Name:	Reuben S. Leibowitz
Title:	Managing Member

JEN PARTNERS LLC
(solely for purposes of Sections 2.2, 7.5, 7.6, and 9.2 and Article X hereof)

By: /s/ Reuben S. Leibowitz
Name:	Reuben S. Leibowitz
Title:	Managing Member

[Master Transaction Agreement]

ANNEX I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified in this Annex I:

“Adjustment Amount” has the meaning set forth in Section 3.3(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 3.4.

“Arboleda Ranch Commitment” means that certain First American Title Insurance Company Commitment with an effective date of September 10, 2010 at 7:30 a.m.

“Arboleda Ranch Documents” means any licenses, approvals and other permits relating to the Arboleda Ranch Land, and any permits, licenses, soil tests, engineering and architectural plans, designs and specifications, insurance policies, reports, studies, surveys, contracts, warranties, guarantees, agreements and any and all other documents which Sellers or JCH AZ may have or have the right to obtain, if reasonably available, pertaining to the Arboleda Ranch Land or any entitlement of or development on the Arboleda Ranch Land.

“Arboleda Ranch Improvements” means any and all improvements and fixtures located upon the Arboleda Ranch Land to the extent owned by JCH AZ.

“Arboleda Ranch Land” means the real property described in Exhibit A to the Arboleda Ranch Commitment, together with all easements, water rights, rights of way inuring to the benefit of the Arboleda Ranch Land and all right, title and interest, if any, of Sellers and JCH AZ in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining the Arboleda Ranch Land to the centerline thereof, and all right, title and interest of Sellers or JCH AZ in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to the Arboleda Ranch Land.

“Arboleda Property” means the Arboleda Ranch Land, the Arboleda Ranch Improvements, the Arboleda Ranch Documents.

“Assets” means with respect to any Person, all property and assets, tangible and intangible, owned by such Person, including any real or personal property, Intellectual Property, Software, Technology, Contracts and Permits.

“Audited JCH Statement” has the meaning set forth in Section 5.7(a).

“Balance Sheet” has the meaning set forth in Section 5.7(a).

“Balance Sheet Date” has the meaning set forth in Section 5.7(a).

“Bank Account Side Letter” means that certain letter between Purchaser and JEN Partners of even date herewith.

“Bank Accounts” has the meaning set forth in Section 2.4(a).

“Basket” has the meaning set forth in Section 8.4(a).

“Benefits Side Letter” means the letter agreement, dated as of the date hereof and signed by Purchaser, in respect to certain employee benefits matters.

“Blossom Hills Commitment” means that certain First American Title Insurance Company Commitment with an effective date of September 10, 2010 at 7:30 a.m.

“Blossom Hills Documents” means any licenses, approvals and other permits relating to the Blossom Hills Land, and any permits, licenses, soil tests, engineering and architectural plans, designs and specifications, insurance policies, reports, studies, surveys, contracts, warranties, guarantees, agreements and any and all other documents which Sellers or JCH AZ may have or have the right to obtain, if reasonably available, pertaining to the Blossom Hills Land or any entitlement of or development on the Blossom Hills Land.

“Blossom Hills Improvements” means any and all improvements and fixtures located upon the Blossom Hills Land to the extent owned by JCH AZ.

“Blossom Hills Land” means the real property described in Exhibit A to the Blossom Hills Commitment, together with all easements, water rights, rights of way inuring to the benefit of the Blossom Hills Land and all right, title and interest, if any, of Sellers and JCH AZ in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining the Blossom Hills Land to the centerline thereof, and all right, title and interest of Sellers or JCH AZ in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to the Blossom Hills Land.

“Blossom Hills Property” means the Blossom Hills Land, the Blossom Hills Improvements, the Blossom Hills Documents.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“CantaMia Documents” means any licenses, approvals and other permits relating to the CantaMia Land, and any permits, licenses, soil tests, engineering and architectural plans, designs and specifications, insurance policies, reports, studies, surveys, contracts, warranties, guarantees, agreements and any and all other documents which Sellers, JCH Estrella or JCH AZ may have or have the right to obtain, if reasonably available, pertaining to the CantaMia Land or any entitlement of or development on the CantaMia Land.

“CantaMia Improvements” means any and all improvements and fixtures located upon the CantaMia Land to the extent owned by JCH Estrella.

“CantaMia IP” has the meaning set forth in Section 5.13(a).

“CantaMia Land” means, collectively, CantaMia Phase 1 Estrella Land and CantaMia Phase 1 JCH AZ Land.

“CantaMia Name” means the name “CantaMia” as used in connection with the CantaMia Land.

“CantaMia Phase 1 Estrella Land” means the real property described in Schedule A to the CantaMia Phase 1 Commitment, together with all easements, water rights, rights of way inuring to the benefit of the CantaMia Phase 1 Estrella Land and all right, title and interest, if any, of Sellers and JCH Estrella in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining the CantaMia Phase 1 Estrella Land to the centerline thereof, and all right, title and interest of Sellers or JCH Estrella in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to the CantaMia Phase 1 Estrella Land.

“CantaMia Phase 1 JCH AZ Land” means the real property described in Schedule A to the CantaMia Phase 1 Commitment, together with all easements, water rights, rights of way inuring to the benefit of the CantaMia Phase 1 JCH AZ Land and all right, title and interest, if any, of Sellers and JCH AZ in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining the CantaMia Phase 1 JCH AZ Land to the centerline thereof, and all right, title and interest of Sellers or JCH AZ in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to the CantaMia Phase 1 JCH AZ Land.

“CantaMia Phase 1 Commitment” means that certain First American Title Insurance Company Commitment with an effective date of October 4, 2010 at 7:30 a.m.

“CantaMia Phase 2 and Phase 3” means the real property described in the Newland Option Contract.

“CantaMia Property” means the CantaMia Land, the CantaMia Improvements, the CantaMia Documents and the CantaMia Name.

 “CantaMia Rolling Option Memorandum” means that certain Memorandum of Rolling Option Agreement recorded January 19, 2010 as 2010-044066, and re-recorded January 25, 2010 as 2010-060511, and further re-recorded on January 26, 2010 as 2010-065404 official records of Maricopa County, Arizona, describing that certain Rolling Option Agreement dated January 19, 2010 between JCH Estrella (as seller) and JCH AZ (as buyer).

“Cap” has the meaning set forth in Section 8.4(b).

“Cash Consideration” has the meaning set forth in Section 3.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means the Arboleda Ranch Commitment, the Blossom Hills Commitment, the CantaMia Commitment, the PV-Sereno Commitment, the PV-Golf Commitment, and the Sharpe Commitment.

“Company Documents” has the meaning set forth in Section 5.2.

“Company Permits” has the meaning set forth in Section 5.18(b).

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Purchased Entities in connection with the process of selling the Purchased Entities or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of third parties on behalf of any of the Purchased Entities (net any benefit to the Purchased Entities post-Closing), (B) any fees or expenses associated with obtaining the release and termination of any Liens, and (C) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts engaged solely for purposes of the transactions contemplated by this Agreement (and the employer portion of any employment Taxes payable with respect thereto).

“Confidential Information” has the meaning set forth in Section 7.5.

“Construction AZ” has the meaning set forth in the Recitals.

“Construction NV” has the meaning set forth in the Recitals.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, warranty, guaranty, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Copyright Litigation” means that certain complaint (copyright infringement), Merit Homes, LLC, an Arizona limited liability company vs. Joseph Carl Homes, LLC, an Arizona limited liability company and Joseph Carl Mulac III and Jane Doe Mulac, husband and wife, Case No.: 2:10-cv-02030-NVW, filed in the United States District Court, District of Arizona.

“Denali” has the meaning set forth in the Recitals.

“Document Vault” means documents delivered by Sellers, or their Affiliates to Purchaser or its employees or legal counsel by electronic mail prior to the Closing Date, and the documents contained in the online data room established by JEN Partners for the purpose of sharing with the parties information and documentation in connection with the Transactions originally located at jenpartners.collaborationhost.net as of the date hereof.

“Earnout Agreement” has the meaning set forth in Section 2.2(b).

“Employee” has the meaning set forth in Section 7.8.

“Employment Agreement” has the meaning set forth in Section 2.2(d).

“Environmental Law” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Purchased Entities.

“Exchange Act” has the meaning set forth in Section 6.5.

“Financial Statements” has the meaning set forth in Section 5.7(a).

“Fundamental Reps” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“General Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, arbitrator or mediator (in each case public or private).

“Grantors” has the meaning set forth in Section 7.6(a).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Guarantee” has the meaning set forth in Section 2.2(c).

“Holdings SEC Documents” has the meaning set forth in Section 6.5.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Accountant” has the meaning set forth in Section 3.3(c).

“Independent Contractor Agreements” has the meaning set forth in Section 2.2(c).

“Independent Land Developers” means Michael Jesberger, John Kraynick and Richard Jerman or their respective entities, Residential Real Estate Advisors, LLC and Terra West Management Co. LLC.

“Intellectual Property” means any rights available (including with respect to Technology) under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world, and also websites and domain names.

“Interest Transfer Agreements” has the meaning set forth in Section 2.2(g).

“Interests” means the ownership interests, by percentage, whether by membership, profit, loss or capital, held by each Seller in the Purchased Parents set forth opposite such Seller’s name in Schedule 2.1(b).

“IP Side Letter” means the letter, dated on or about the date hereof, between Purchaser and Carl Mulac IV.

“IRS” means the Internal Revenue Service.

“JCH AZ” has the meaning set forth in the Recitals.

“JCH Estrella” has the meaning set forth in the Recitals.

“JCH Financials” has the meaning set forth in Section 5.7(a).

“JCH Group” has the meaning set forth in the Recitals.

“JCH NV” has the meaning set forth in the Recitals.

“JCM” has the meaning set forth in the Preamble.

“JEN I” has the meaning set forth in Section 3.2(c).

“JEN AZ” has the meaning set forth in the Recitals.

“JEN JCH” has the meaning set forth in the Preamble.

“JEN Partners” has the meaning set forth in the Preamble.

“JEN Res” has the meaning set forth in Section 3.2(c).

“Knowledge” means (a) with respect to Sellers, knowledge of each of the individuals listed on Schedule 1.1(a) hereto after due inquiry and (b) with respect to Purchaser, knowledge of each of the individuals listed on Schedule 1.1(b) hereto after due inquiry.

“Labor Side Letter” means the letter agreement, dated as of the date hereof, by and among JCH, AZ and the other parties thereto, in respect to certain labor matters.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order, stipulation, condition of approval, requirement of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other encumbrance.

“Loss” and “Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means a material and adverse effect on (i) the business, Purchased Entity Assets, results of operations, or condition (financial or otherwise) of the Purchased Entities, taken as a whole or (ii) the ability of the Sellers to consummate the Transactions or perform their obligations under this Agreement or the Seller Documents.

“Material Contracts” has the meaning set forth in Section 5.14(a).

“Newland Option Contract” means that certain Option Contract and Joint Escrow Instructions dated December 29, 2009, under which NNP III – Estrella Mountain Ranch, LLC is the seller and JCH Estrella is the buyer of CantaMia Phase 2 and Phase 3.

“Notes” has the meaning set forth in Section 2.2(c).

“Omaha Estoppel” has the meaning set forth in Section 2.3(g)(v).

“Operating Agreement” means each of the following: Operating Agreement of JCH Estrella, dated September 25, 2009; Amended and Restated Organization and Limited Liability Company Agreement of JCH Group, dated January 1, 2009; Operating Agreement of JCH AZ, dated May 5, 2009; Operating Agreement of Construction AZ, dated May 5, 2009; Operating Agreement of JCH NV, dated July 1, 2009; Operating Agreement of Construction NV, dated July 1, 2009; Operating Agreement of Denali, dated September 9, 2009; Operating Agreement of PV LandBank, an Arizona limited liability company, dated May 25, 2010; and Limited Liability Company Agreement of the Sharpe Entity, dated February 23, 2010. “Operating Agreements” means the foregoing agreements collectively.

“Operative Documents” has the meaning set forth in Section 2.2.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Purchased Entities through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered or made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Sellers or the Purchased Entities (as applicable), or any of their property or asset so encumbered, and that are not resulting from a breach, default or violation by any Seller or Purchased Entity (as applicable) of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) any Liens with respect to the Indebtedness described on Schedule 2.3(a).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Leases” has the meaning set forth in Section 5.12(b).

“Properties” means, collectively, the Arboleda Property, the Blossom Hills Property, the CantaMia Property, the PV-Sereno Property, the PV-Golf Property and the Sharpe Property.

“Prorated Taxes” means all real property Taxes or similar ad valorem obligations with respect to real property levied with respect to the Purchased Entity Assets for any taxable period that includes July 31, 2010 and ends after July 31, 2010, whether imposed or assessed before or after July 31, 2010. Prorated Taxes shall be pro rated between Sellers and Purchaser as of 12:01 a.m. (Eastern time) on August 1, 2010 based on the relative number of days in each portion of the relevant taxable period.

 “Purchase Price” has the meaning set forth in Section 3.2(a).

“Purchased Entities” means the Purchased Parents and their Subsidiaries known as JCH AZ, JCH NV, Construction AZ, Construction NV, Denali, JEN AZ and PV Landbank.

“Purchased Entity Assets” means the Assets of the Purchased Entities, including the Properties, any assets described in Section 5.11 with respect to any Purchased Entity and the personal property described in Section 5.12.

“Purchased Entity Options” has the meaning set forth in Section 5.4(b).

“Purchased Parents” means JCH Group, JCH Estrella and the Sharpe Entity.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“PV-Golf Commitment” means that certain First American Title Insurance Company Commitment with an effective date of September 10, 2010 at 7:30 a.m.

“PV-Golf Documents” means any licenses, approvals and other permits relating to the PV-Golf Land, and any permits, licenses, soil tests, engineering and architectural plans, designs and specifications, insurance policies, reports, studies, surveys, contracts, warranties, guarantees, agreements and any and all other documents which Sellers or JCH AZ may have or have the right to obtain, if reasonably available, pertaining to the PV-Golf Land or any entitlement of or development on the PV-Golf Land.

“PV-Golf Improvements” means any and all improvements and fixtures located upon the PV-Golf Land to the extent owned by JCH AZ.

“PV-Golf Land” means the real property described in Exhibit A to the PV-Golf Commitment, together with all easements, water rights, rights of way inuring to the benefit of the PV-Golf Land and all right, title and interest, if any, of Sellers and JCH AZ in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining the PV-Golf Land to the centerline thereof, and all right, title and interest of Sellers or JCH AZ in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to the PV-Golf Land.

“PV-Golf Property” means the PV-Golf Land, the PV-Golf Improvements, the PV-Golf Documents.

“PV-Sereno Commitment” means that certain First American Title Insurance Company Commitment with an effective date of September 15, 2010 at 7:30 a.m.

“PV-Landbank” has the meaning set forth in the Recitals.

“PV-Sereno Documents” means any licenses, approvals and other permits relating to the PV-Sereno Land, and any permits, licenses, soil tests, engineering and architectural plans, designs and specifications, insurance policies, reports, studies, surveys, contracts, warranties, guarantees, agreements and any and all other documents which Sellers or JCH AZ may have or have the right to obtain, if reasonably available, pertaining to the PV-Sereno Land or any entitlement of or development on the PV-Sereno Land.

“PV-Sereno Improvements” means any and all improvements and fixtures located upon the PV-Sereno Land to the extent owned by JCH AZ.

“PV-Sereno Land” means the real property described in Exhibit A to the PV-Sereno Commitment, together with all easements, water rights, rights of way inuring to the benefit of the PV-Sereno Land and all right, title and interest, if any, of Sellers and JCH AZ in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining the PV-Sereno Land to the centerline thereof, and all right, title and interest of Sellers or JCH AZ in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to the PV-Sereno Land.

“PV-Sereno Option Agreement” means that certain Option Agreement evidenced by the Memorandum of Rolling Option Agreement between PV Landbank and JCH AZ, dated as of May 26, 2010, and recorded June 1, 2010 at 2010-0463560 on the PV-Sereno Land.

“PV-Sereno Property” means the PV-Sereno Land, the PV-Sereno Improvements, the PV-Sereno Documents.

“Qualifying Opportunities” has the meaning set forth in Section 7.6(a).

“Recommendation” has the meaning set forth in Section 7.6(b).

“Recorded Restrictions” has the meaning set forth in Section 5.25.

“Records Retention Policy” has the meaning set forth in Section 7.3.

“Related Persons” has the meaning set forth in Section 5.22.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Representatives” of a Person means the directors, officers, members, managers, limited and general partners, employees, advisors, agents, consultants, attorneys, accountants, investment bankers and other representatives of such Person.

“Revised Allocation Schedules” has the meaning set forth in Section 3.4.

“ROFO” has the meaning set forth in Section 7.6(a).

“SA” has the meaning set forth in the Preamble.

“SEC” has the meaning set forth in Section 6.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws Restrictions” has the meaning set forth in Section 2.1(b).

“Seller Documents” has the meaning set forth in Section 4.2.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Representative” has the meaning set forth in Section 9.2(a).

“Shares” has the meaning set forth in Section 3.2(a).

“Sharpe Commitment” that certain First American Title Insurance Company Commitment with an effective date of October 16, 2010 at 8:00 a.m.

“Sharpe Credits” means (i) the right to receive the transportation impact fee credits in the amount of $158,850.00 to be issued by Orange County, Florida for the dedication of the Reams Road Right of Way; (ii) the right to receive the impact fee credits for the initial payment of $763,115.00 pursuant to the RR Operating Agreement as defined in Schedule 5.11(a); and (iii) the right to utilize $174,656.00 paid to the FWC Land Acquisition Trust Fund as mitigation for Permit No. ORA-255 for the incidental taking of gopher tortoises within the Sharpe Land.

“Sharpe Documents” means any licenses, approvals and other permits relating to the Sharpe Land, and any permits, licenses, soil tests, engineering and architectural plans, designs and specifications, insurance policies, reports, studies, surveys, contracts, warranties, guarantees, agreements and any and all other documents which Sellers or the Sharpe Entity may have or have the right to obtain, if reasonably available, pertaining to the Sharpe Land or any entitlement or development of the Sharpe Land.

“Sharpe Entity” has the meaning set forth in the Recitals.

“Sharpe Improvements” has the meaning set forth in Schedule 5.11(a).

“Sharpe Land” means the real property described in Exhibit A to the Sharpe Commitment, together with all easements, water rights, rights of way inuring to the benefit of the Sharpe Land and all right, title and interest, if any, of Sellers and the Sharpe Entity in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining the Sharpe Land to the centerline thereof, and all right, title and interest of Sellers or the Sharpe Entity in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to the Sharpe Land.

“Sharpe Property” means the Sharpe Land and the Sharpe Documents.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” has the meaning set forth in Section 8.5(a).

“Subsidiary” of any Person means (i) any Person of which a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) another Person in respect of which such first Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body.

“Subsequent Adverse Title Matters” means those adverse matters first appearing in the public records on a date subsequent to the effective date of the Commitments, as applicable to each corresponding Property.

“Sun Terra” has the meaning set forth in the Preamble.

“Survival Period” has the meaning set forth in Section 8.1.

“Tax Claim” has the meaning set forth in Section 8.5(b).

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“Terra West” has the meaning set forth in the Preamble.

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Title Company” has the meaning set forth in Section 2.3(f)(i).

“Transactions” has the meaning set forth in Section 2.1(b).

“Treasury Regulations” means the U.S. Department of Treasury Regulations promulgated under the Code.

CONSTRUCTION; USAGE

The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

Unless the context otherwise requires, references to all agreements or instruments include attachments thereto and instruments incorporated therein and references to any statute, proclamation or decree include all rules and regulations promulgated thereunder.

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(continued)

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(continued)

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(continued)

		Page

10.5	Governing Law	39

10.6	Notices	39

10.7	Severability	40

10.8	Binding Effect; Assignment	40

10.9	Non-Recourse	40

10.10	Counterparts	40

10.11	Electronic Delivery	40

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